EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports October Consolidated Same Store Sales Increased 29.2%
Raises 3rd Quarter EPS Guidance to $0.75 - $0.77
Indicates Comfort with 4th Quarter First Call Mean Estimate of $0.92

Warrendale, PA, November 3, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended October 30, 2004 increased 39.0% to $133.6 million, compared to $96.1 million for the four-week period ended November 1, 2003. Comparable store sales for the American Eagle Outfitters stores increased 31.7% for the October period. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 29.2% for the month compared to the corresponding period ended November 1, 2003.

Total sales for the four-week period ended October 30, 2004 include $5.6 million from the Bluenotes operation, compared to $5.6 million for the corresponding period last year. The flat sales performance reflects the strengthening of the Canadian dollar, offset by a comparable store sales decline of 5.0% compared to a year ago. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the quarter ended October 30, 2004 increased 34.7% to $503.4 million from $373.8 million for the quarter ended November 1, 2003. Comparable store sales for the American Eagle Outfitters stores increased 26.8% for the third quarter. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 24.9% for the quarter compared to the corresponding period ended November 1, 2003.

Total sales for the third quarter include $23.9 million from the Bluenotes operation, compared to $22.8 million for the corresponding period last year. The 4.7% sales increase was due to the strengthening of the Canadian dollar, offset by a comparable store sales decline of 0.9% for the period compared to last year. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the nine months ended October 30, 2004 increased 26.4% to $1.267 billion from $1.003 billion for the nine months ended November 1, 2003. Comparable store sales for the American Eagle Outfitters stores increased 17.5% for the nine month period. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 16.3% for the nine months compared to the corresponding period ended November 1, 2003.

Total sales for the nine months include $60.0 million from the Bluenotes operation, compared to $57.9 million for the corresponding period last year. The 3.7% sales increase was due to the strengthening of the Canadian dollar, offset by a comparable store sales decline of 1.0% for the period compared to last year. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Earnings Guidance
 Based on continued positive sales trends and strong margins, the Company is raising its third quarter earnings guidance to $0.75 to $0.77 per share. This compares to earnings of $0.14 per share in the third quarter of last year, which included a goodwill impairment charge of $0.11 per share related to Bluenotes. The Company's previous third quarter guidance was $0.67 to $0.69 per share.

The Company also stated that it is comfortable with the current First Call mean earnings estimate of $0.92 per share for the fourth quarter. This compares to earnings of $0.49 per share in the fourth quarter of last year, which included a goodwill impairment charge of $0.08 per share related to Bluenotes.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The company will report third quarter financial results on Thursday, November 11, 2004. To listen to the 9:00 a.m. EST conference call, please dial 877-601-0864, or go to the company's web-site, ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 771 AE stores in 49 states, the District of Columbia and Puerto Rico, 68 AE stores in Canada, and 108 Bluenotes stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third and fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our third quarter financial plans and fourth quarter sales and financial plans may not be achieved, as well as the risk that customer acceptance of our holiday assortments may not be strong, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857